Exhibit 99.1

Fabrinet Announces First Quarter Fiscal-Year 2016 Financial Results

BANGKOK, Thailand – November 2, 2015 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the first fiscal quarter, ended September 25, 2015.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “We are off to a strong start in fiscal 2016 with first quarter revenue and non-GAAP profitability that exceeded our expectations. In addition to beginning production at our new product introduction and advanced packaging facility in Santa Clara, we recently broke ground on the first building of what will become a second manufacturing campus in Thailand. We expect this added space to enable us to continue scaling our business as our current facilities reach capacity levels. With overall manufacturing space at our new campus that will ultimately represent a more than doubling of capacity, we are setting the stage for continued profitable growth as we look ahead.”

First Quarter Fiscal-Year 2016 Financial Highlights

GAAP Results

•	Revenue was $216.4 million for first quarter of fiscal year 2016, an increase of 14% compared to total revenue of $189.3 million for the comparable period in fiscal year 2015.

•	GAAP net income for the first quarter of fiscal year 2016 was $1.6 million, compared to GAAP net income of $11.0 million in the first quarter of fiscal year 2015. The decrease in GAAP net income was primarily due to a $(10.9) million unrealized foreign exchange loss for the mark-to-market adjustment of forward contracts entered into to partially hedge against future variable costs.

•	GAAP net income for the first quarter of fiscal year 2016 was $0.04 per diluted share, compared to GAAP net income of $0.31 per diluted share, in the first quarter of fiscal year 2015.

Non-GAAP Results

•	Non-GAAP net income in the first quarter of fiscal 2016 was $16.2 million, an increase of 12% compared to non-GAAP net income of $14.5 million in the same period a year ago.

•	Non-GAAP net income in the first quarter of fiscal 2016 was $0.45 per diluted share, an increase from non-GAAP net income of $0.41 per diluted share, in the same period a year ago.

Business Outlook

Based on information available as of November 2, 2015, Fabrinet is issuing guidance for the second quarter of fiscal 2016 as follows:

•	Fabrinet expects second quarter revenue to be in the range of $218 million to $222 million.

•	GAAP net income per diluted share is expected to be in the range of $0.41 to $0.43, based on approximately 36.6 million fully diluted shares outstanding.

•	Non-GAAP net income per diluted share is expected to be in the range of $0.45 to $0.47, based on approximately 36.6 million fully diluted shares outstanding.

Conference Call Information

What:	Fabrinet First Quarter Fiscal-Year 2016 Financial Results Conference Call
When:	Monday, November 2, 2015
Time:	5:00 p.m. ET
Live Call:	(888) 357-3694, domestic
(253) 237-1137, international
Passcode: 58777039
Replay:	(855) 859-2056, domestic
(404) 537-3406, international
Passcode: 58777039
Webcast:	http://investor.fabrinet.com (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at http://investor.fabrinet.com. A recorded version of this webcast will be available approximately two hours after the call and will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: www.fabrinet.com.

Forward-Looking Statements

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectation that we will continue to achieve profitable growth and all of the statements under the “Business Outlook” section regarding our expected revenue and GAAP and non-GAAP net income per share for the second quarter of fiscal 2016. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and materials processing markets; increased competition in the optical manufacturing services markets; difficulties in delivering products and services that compete effectively from a price and performance perspective; our reliance on a small number of customers and suppliers; difficulties in managing our operating costs; difficulties in managing and operating our business across multiple countries (including the U.S., Thailand and the People’s Republic of China); and other important factors as described in reports and documents we file from time to time with the Securities and Exchange Commission (SEC), including the factors described under the section captioned “Risk Factors” in our annual report on Form 10-K, filed on August 19, 2015. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company’s ongoing operational performance. Non-GAAP net income excludes share-based compensation expenses, investigation cost, expenses related to flooding, amortization of debt issuance costs and unrealized loss on foreign currency. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

SOURCE: Fabrinet

Investor Contact:

Garo Toomajanian

ir@fabrinet.com

Fabrinet

Unaudited Condensed Consolidated Balance Sheets

As of September 25, 2015 and June 26, 2015

(in thousands of U.S. dollars, except share data)	September 25, 2015	June 26, 2015
Assets
Current assets
Cash and cash equivalents	$95,465	$112,978
Marketable securities	152,121	142,866
Trade accounts receivable, net	139,715	134,952
Inventory, net	143,380	130,613
Deferred tax assets	1,619	1,662
Prepaid expenses	2,404	2,135
Other current assets	1,739	1,833

Total current assets	536,443	527,039

Non-current assets
Property, plant and equipment, net	144,148	140,654
Intangibles, net	195	137
Deferred tax assets	2,249	2,249
Deferred debt issuance costs	2,542	2,360
Deposits and other non-current assets	2,623	64

Total non-current assets	151,757	145,464

Total assets	$688,200	$672,503

Liabilities and Shareholders’ Equity
Current liabilities
Bank borrowings, including revolving loan and current portion of long-term loan from banks	$36,000	$36,000
Trade accounts payable	117,978	115,319
Income tax payable	2,120	1,470
Accrued payroll, bonus and related expenses	8,488	9,804
Accrued expenses	16,427	6,405
Other payables	12,089	12,050

Total current liabilities	193,102	181,048

Non-current liabilities
Long-term loans from bank, non-current portion	3,000	4,500
Deferred tax liability	851	737
Severance liabilities	5,424	5,477
Other non-current liabilities	1,847	1,797

Total non-current liabilities	11,122	12,511

Total liabilities	204,224	193,559

Commitments and contingencies
Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of September 25, 2015 and June 26, 2015)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 35,776,771 shares and 35,437,654 shares issued and outstanding as of September 25, 2015 and June 26, 2015, respectively)	358	354
Additional paid-in capital	92,728	89,390
Retained earnings	390,847	389,244
Accumulated other comprehensive income (loss)	43	(44)

Total shareholders’ equity	483,976	478,944

Total Liabilities and Shareholders’ Equity	$688,200	$672,503

Fabrinet

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

For the three months ended September 25, 2015 and September 26, 2014

	Three Months Ended
	September 25,	September 26,
(in thousands of U.S. dollars, except share data)	2015	2014
Revenues	$216,433	$189,325
Cost of revenues	(190,422)	(168,819)

Gross profit	26,011	20,506
Selling, general and administrative expenses	(11,900)	(8,737)
Other expenses in relation to flood	(864)	—

Operating income	13,247	11,769
Interest income	442	374
Interest expense	(402)	(133)
Foreign exchange loss, net	(10,492)	(106)
Other income	103	103

Income before income taxes	2,898	12,007
Income tax expense	(1,295)	(971)

Net income	1,603	11,036

Other comprehensive income, before tax:
Change in fair value of marketable securities	(18)	—
Less: Reclassification adjustment for net loss realized and included in net income	105	—

Total change in unrealized gain on marketable securities, before tax	87	—
Income tax expense related to items of other comprehensive income	—	—

Total other comprehensive income, net of tax	87	—

Net comprehensive income	$1,690	$11,036

Earnings per share
Basic	$0.05	$0.31
Diluted	$0.04	$0.31
Weighted-average number of ordinary shares outstanding (thousands of shares)
Basic	35,579	35,230
Diluted	36,315	35,587

Fabrinet

Unaudited Condensed Consolidated Statements of Cash Flows

For the three months ended September 25, 2015 and September 26, 2014

	Three Months Ended
	September 25,	September 26,
(in thousands of U.S. dollars)	2015	2014
Cash flows from operating activities
Net income for the period	$1,603	$11,036
Adjustments to reconcile net income to net cash provided by operating activities Depreciation	4,053	2,887
Amortization of intangibles	10	21
Gain on disposal of property, plant and equipment	(26)	(46)
Loss from sales and maturities of available-for-sale securities	92	—
Amortization of investment premium	298	—
Amortization of deferred debt issuance costs	171	—
Reversal of allowance for doubtful accounts	(4)	(1)
Unrealized loss (gain) on exchange rate and fair value of derivative	10,855	(62)
Share-based compensation	2,673	1,867
Deferred income tax	157	6
Other non-cash expenses	386	360
Inventory obsolescence	150	515
Loss from written-off inventory	233	—
Changes in operating assets and liabilities
Trade accounts receivable	(4,948)	(6,745)
Inventory	(13,150)	(4,617)
Other current assets and non-current assets	(668)	(396)
Trade accounts payable	3,053	6,860
Income tax payable	707	460
Other current liabilities and non-current liabilities	(1,106)	3,688

Net cash provided by operating activities	4,539	15,833

Cash flows from investing activities
Purchase of marketable securities	(38,773)	—
Proceeds from sales of marketable securities	16,687	—
Proceeds from maturities of marketable securities	12,528	—
Purchase of property, plant and equipment	(8,452)	(1,510)
Purchase of intangibles	(68)	—
Deposits for land purchase	(2,352)	—
Proceeds from disposal of property, plant and equipment	28	46

Net cash used in investing activities	(20,402)	(1,464)

Cash flows from financing activities
Payment of debt issuance costs	(353)	(1,570)
Repayment of long-term loans from bank	(1,500)	(1,500)
Proceeds from issuance of ordinary shares under employee share option plans	1,547	2
Withholding tax related to net share settlement of restricted share units	(878)	(189)

Net cash used in financing activities	(1,184)	(3,257)

Net (decrease) increase in cash and cash equivalents	(17,047)	11,112

Movement in cash and cash equivalents
Cash and cash equivalents at beginning of period	112,978	233,477
(Decrease) increase in cash and cash equivalents	(17,047)	11,112
Effect of exchange rate on cash and cash equivalents	(466)	94

Cash and cash equivalents at end of period	$95,465	$244,683

Fabrinet

Reconciliation of GAAP measures to non-GAAP measures

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended
	September 25,	September 25,	September 26,	September 26,
	2015	2015	2014	2014
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP measures	1,603	0.04	11,036	0.31
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	537	0.01	368	0.01

Total related to gross profit	537	0.01	368	0.01

Related to selling, general and administrative expenses:
Share-based compensation expenses	2,136	0.06	1,499	0.04
Investigation cost	—	—	1,600	0.05

Total related to selling, general and administrative expenses	2,136	0.06	3,099	0.09

Related to other incomes and other expenses:
Expenses related to flooding	864	0.02	—	—
Amortization of debt issuance costs	171	0.01	—	—
Unrealized loss on foreign currency	10,897	0.30	—	—

Total related to other incomes and other expenses	11,932	0.33	—	—

Total related to net income & EPS	14,605	0.40	3,467	0.10

Non-GAAP measures	16,208	0.45	14,503	0.41

Shares used in computing diluted net income per share
GAAP diluted shares		36,315		35,587
Non-GAAP diluted shares		36,315		35,587